                             MANAGEMENT AGREEMENT
                               (Clipper Program)



        MANAGEMENT AGREEMENT (the "Agreement"), dated as of the 29th day of December, 1995, by and among CLIPPER CAPITAL PARTNERS, L.P., a Delaware limited partnership ("Capital Partners"), MERCHANT CAPITAL, INC., a Delaware corporation ("Merchant") and CS FIRST BOSTON MERCHANT INVESTMENTS 1995/96, L.P., a Delaware limited partnership (the "MD Partnership").

        WHEREAS, Merchant is the limited partner, CS First Boston Finders I, L.P., a Delaware limited partnership, is the special limited partner and Clipper Capital Associates, L.P., a Delaware limited partnership, is the general partner (in such capacity, the "Program General Partner") of Clipper/Merchant Partners, L.P., a Delaware limited partnership (the "Program Partnership"), organized pursuant to the Second Amended and Restated Agreement of Limited Partnership, entered into as of August 1, 1994, as amended by the Amendment to Second Amended and Restated Agreement of Limited Partnership of Clipper/Merchant Partners, L.P., dated as of June 30, 1995, and as further amended by the Second Amendment to the Second Amended and Restated Agreement of Limited Partnership of Clipper/Merchant Partners, L.P., dated as of December 29, 1995, as hereinafter described (the "Program Partnership Agreement");

        WHEREAS, the Program Partnership, Merchant and Capital Partners have entered into the Amended and Restated Clipper/Merchant Partners Management Agreement, dated as of August 1, 1994, as amended by the Amendment to Amended and Restated Clipper/Merchant Partners Management Agreement, dated as of June 30, 1995, and as further amended by the Second Amendment to the Amended and Restated Clipper/Merchant Partners Management Agreement, dated as of December 29, 1995 (the "Program Management Agreement"), whereby Capital Partners provides certain management and support services to the Program Partnership and Merchant;

        WHEREAS, the Program Partnership Agreement has been amended by an amendment dated as of December 29, 1995, whereby certain investment opportunities presented to the Program Partnership shall be presented to the MD Partnership, of which Merchant is the general partner, for the making of investments therein on a side-by-side basis with the Program Partnership (each such investment, an "MD Investment"); and

        WHEREAS, Capital Partners wishes to provide to Merchant, as general partner of the MD Partnership, the discretionary investment management services with regard to the MD Investments that it provides to the Program Partnership pursuant to the Program Management Agreement and Merchant, as general partner of the MD Partnership, wishes to receive such management services with respect to the MD Investments;

        NOW THEREFORE, the parties hereto agree as follows (all capitalized terms not defined herein shall have the meanings specified in the Program Partnership Agreement):

        1. Voting of MD Investments. Capital Partners shall have sole discretionary authority to exercise any and all voting rights attaching to the MD Partnership's interests in the MD Investments on behalf of the MD Partnership. Capital Partners shall exercise such voting rights at the same time and in the same manner as for the Program Partnership under the Program Management Agreement.

        2. Disposition of MD Investments. Capital Partners shall have sole discretionary authority to dispose of or liquidate the MD Partnership's interests in the MD Investments on behalf of the MD Partnership, and such MD Partnership's interests shall not be disposed of or liquidated by the MD Partnership unless Capital Partners consents to such disposition or liquidation. Capital Partners shall dispose of or liquidate such interests at the same time and in the same manner, on a pro rata basis, as for the Program Partnership under the Program Management Agreement.

        3. No Fees. Capital Partners shall not receive a fee or other compensation from the MD Partnership for its services hereunder and acknowledges that part of the fee it receives from Merchant pursuant to the Program Management Agreement is attributable to the MD Partnership.

        4.  Indemnification and Ecculpation.

        (a) The MD Partnership shall, to the fullest extent permitted by applicable law, indemnify and hold harmless Capital Partners, the Program General Partner, their affiliates and their respective officers, directors, partners, shareholders, consultants (as determined by Capital Partners) or employees (collectively the "Indemnitees") against all claims, liabilities and expenses of whatever nature ("Claims") relating to activities undertaken in connection with this Agreement or the MD Partnership, including, without limitation, serving as a director of any Portfolio Company (including Claims for indemnification of other Persons arising out of services rendered by such other Persons to any such Indemnitee but solely to the extent that such Persons have been indemnified by Capital Partners, the Program General Partner or their Affiliates in connection with their provision of such services and the provision of indemnification is customary in connection therewith or otherwise in the best interest of the MD Partnership), including, but not limited to, amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees and expenses (including out-of-pocket expenses of internal counsel) incurred in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative body in which such Indemnitee may be or may have been involved, as a party or otherwise, or with which such Indemnitee may be or may have been threatened, while acting in his capacity as an officer, director, consultant, partner, shareholder or employee of




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

    the Program General Partner or Capital Partners or any of their respective Affiliates except with respect to any matter as to which such Indemnitee shall have been adjudicated to have been grossly negligent or engaged in willful or criminal misconduct. An Indemnitee shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any accountants or other independent experts experienced in the matter at issue, and any act or omission of such Indemnitee pursuant to such advice shall in no event subject such Indemnitee to liability to the MD Partnership or any partner thereof and, accordingly, such reliance by an Indemnitee shall not constitute gross negligence or willful or criminal misconduct. Notwithstanding the foregoing, any indemnification obligation hereunder shall not, together with (i) any indemnification obligation of Merchant pursuant to the Program Partnership Agreement in favor of an Indemnified Party (as defined in the Program Partnership Agreement) and (ii) any indemnification obligation of Merchant, in its capacity as the general partner of the Special Limited Partner (as defined in the Program Partnership Agreement) pursuant to the Finders Carried Interest Sharing Agreement (as defined in the Program Partnership Agreement) in favor of Capital Partners or its affiliates (solely to the extent such indemnification obligation is not borne by any limited partner of the Special Limited Partner), exceed the Limited Partner Indemnification Cap (as defined in the Program Partnership Agreement). This indemnity shall survive termination of this Agreement, the Program Partnership Agreement and the Program Management Agreement.

        (b) None of the Indemnitees shall be liable, in damages or otherwise, to the MD Partnership or to any of its partners for any act or omission performed or omitted by any of them arising out of or in connection with this Agreement, the Program Agreement, the Program or the MD Partnership's or Program Partnership's operations or affairs, including, without limitation, serving as a director of any Portfolio Company, unless such act or omission results from the Indemnitee's gross negligence or willful or criminal misconduct; provided, however, that nothing contained in this
    Section 4(b) shall relieve the Program General Partner or Capital Partners from the obligation to correct, promptly after the discovery thereof of any Person, any errors in the calculation of fees and other payments provided for in the Program Partnership Agreement.

        (c) Each Indemnitee shall be a third party beneficiary of this Agreement solely for purposes of this Section 4.

        5.   Termination.  This Agreement shall terminate upon the earlier of
(i) the termination of the MD Partnership and (ii) the termination of the Program Management Agreement or the removal of Capital Partners as the Management Company; provided, however, that the provisions of Section 4 of this Agreement shall survive such termination.

        6. Power of Attorney. The MD Partnership, by the execution of this Agreement, does hereby constitute and appoint Capital Partners and its general partner, with full power of substitution, as its true and lawful attorney, in its name, place and stead, to exercise all rights with respect to MD Investments, including, without limitation, the execution of documentation in connection with the acquisition of such MD Investments, as provided herein and to execute, acknowledge, swear to, deliver, record and file, as appropriate, all instruments or papers which may be required thereby, such appointment to terminate upon the termination of this Agreement pursuant to Section 5 hereof.

        7. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served if in writing and delivered personally, by telegram or by telecopy or sent by overnight courier, postage prepaid, to:

   Capital Partners at:        Clipper Capital Partners, L.P.
                               Tower 49
                               12 East 49th Street
                               30th Floor
                               New York, New York 10017
                Attention:     Mr. Bela R. Schwartz
                Telecopy No.:  212-318-1365

   With a copy to:             Weil, Gotshal & Manges
                               767 Fifth Avenue
                               New York, New York 10153
                Attention:     Michael Nissan, Esq.
                Telecopy No.:  212-310-8007

   the MD Partnership at:      CS First Boston Merchant Investments 1995/96,L.P.
                               c/o Merchant Capital, Inc.
                               Park Avenue Plaza
                               55 East 52nd Street
                               New York, New York 10055-0186
                Attention:     Ms. Agnes F. Reicke
                               Mr. Andrew M. Hutcher, Esq.
                               Mr. Joseph F. Huber
                               Ms. Nancy G. Farese
                Telecopy No.:  212-318-1213

or to such other address as any party may, from time to time, designate in a written notice given in a like manner. Notice given by telegram or telecopy shall be deemed delivered when received by the recipient. Notice given by overnight courier as set out above shall be deemed delivered the second business day after the date the same is mailed.



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

        8. Governing Law. This Agreement shall be construed and enforceable in accordance with, and governed by, the laws of the State of New York, without giving effect to the provisions, policies or principles thereof relating to choice or conflict of laws.

        9. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof an supersedes all other prior arrangements and understandings relating to the subject matter hereof.

        10. Amendments. This Agreement may not be amended, changed, waived or modified except by a writing executed by each of the parties hereto.

        11. Counterparts. This agreement may be executed either directly or by an attorney-in-fact, in any number of counterparts of the signature pages, each of which shall be considered an original.





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

        IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.



                                CLIPPER CAPITAL PARTNER, L.P.

                                By:  CLIPPER CAPITAL CORPORATION,
                                     ---------------------------------
                                       its general partner


                                By:  /s/ BELA R. SCHWARTZ
                                     ---------------------------------
                                     Name:  Bela R. Schwartz
                                     Title:  Secretary & Treasurer


                                MERCHANT CAPITAL, INC.

                                By:  /s/ AGNES REICKE
                                     --------------------------------
                                     Name:  Agnes Reicke
                                     Title:  Vice President


                                CS FIRST BOSTON MERCHANT
                                INVESTMENTS 1995/96, L.P.

                                By:  MERCHANT CAPITAL, INC.,
                                     --------------------------------
                                       its general partner


                                By:  /s/ AGNES REICKE
                                     --------------------------------
                                     Name:  Agnes Reicke
                                     Title:  Vice President


                                Dated:  January 10, 1996


Signature Page for Management Agreement (Clipper Program)